EXHIBIT 8.1

FULBRIGHT
& Jaworski L.L.P.
            Attorneys at Law

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784

March 28, 2011

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Re:	MAGNUM HUNTER RESOURCES CORPORATION

Gentlemen:

We have acted as special counsel for Magnum Hunter Resources Corporation, a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the proposed offering and sale by the Company of 2,000,000 shares of the Company's 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share and liquidation preference $50.00 per share (the "Series D Preferred Stock"), pursuant to the Registration Statement on Form S-3 (No. 333-169651) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") by the Company that became effective on November 12, 2010, including the base prospectus contained therein, and the Prospectus Supplement filed with the Commission by the Company on March 28, 2011 (collectively, the "Prospectus Supplement"), pursuant to a sales agreement dated March 25, 2011 with McNicoll, Lewis & Vlac LLC, as the Company’s non-exclusive sales manager, relating to the “at the market” offering of the Series D Preferred Stock pursuant to Rule 415(a)(4) under the Securities Act of 1933, as amended.  In connection therewith, we have participated in the preparation of the discussion (the "Discussion") set forth under the caption "Material U.S. Federal Income Tax Consequences" in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about March 25, 2011, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Fulbright & Jaworski L.L.P. Fulbright & Jaworski L.L.P.